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Exhibit (2)

STOCK PURCHASE AGREEMENT ENTERED INTO, ON THE ONE PART BY DIXON TICONDEROGA DE MEXICO, S.A. DE C.V., HEREIN REPRESENTED BY MR. DIEGO CESPEDES CREIXELL, HEREINAFTER "THE PURCHASER", AND ON THE OTHER PART BY GRUPO IFAM, S.A. de C.V., HEREIN REPRESENTED BY MESSRS. RAMON E. BETETA DE COU AND BERND ULRICH KLINCKWORT, AND MR. GUILLERMO ALMAZAN CUETO, ON HIS OWN BEHALF, HEREINAFTER JOINTLY REFERRED TO AS "THE SELLERS", IN ACCORDANCE WITH THE FOLLOWING STATEMENTS AND CLAUSES.

STATEMENTS

I. GRUPO IFAM, S.A. de C.V., through its representatives, declares that:

      a) It is a legally organized business corporation in accordance with the laws of the United Mexican States, as evidenced with public document
6,852 of August 28, 1981, executed by Mr. Francisco Carbia Pizarro Suarez, Notary Public 148 of the Federal District, first testimony of which was registered at Public Registry of Property and Commerce of the Federal District under mercantile folio 42559 of October 29, 1981, and is registered at the Federal Taxpayers' Registry of the Secretariat of the Treasury and Public Credit under number GIF810831-KB4.

      b)   Its representatives, Messrs. Ramon E. Beteta De Cou and Bernd
Ulrich Klinckwort, are duly empowered to subscribe this contract, powers which have not been revoked, limited or modified in any way whatsoever, as evidenced in public document 41,387 of January 4, 1991, executed by Mr.
Jorge Tinoco Aiza, Notary Public 88 of the Federal District, first testimony of which was registered at the Public Registry of Property and Commerce of the Federal District in mercantile folio 42559 on March 11, 1991.

      c) In accordance with its corporate purpose, Grupo Ifam, S.A. de C.V., is empowered to assume each and every one of the obligations contained in this document.

      d) Grupo Ifam, S.A. de C.V., is the lawful and sole holder of 24,999,999 (twenty four million nine hundred and ninety nine thousand nine hundred and ninety nine) common shares of stock, registered, with par value of $1.00 (one peso 00/100, Mexican currency) each (hereinafter, and jointly with the share referred to in paragraph b) of item II. of Statements hereof, "THE SHARES"), representing the capital stock of VINCI DE MEXICO, S.A.
DE C.V., (hereinafter and for all the purposes hereof "THE COMPANY").
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      e)   The stockholding described in paragraph d) above is faithfully reflected on the Stock Ledger of THE COMPANY.

      f) THE SHARES are to date free from any encumbrance, burden and without any limitation of ownership whatsoever.

      g) It is its will to sell to THE PURCHASER all the shares described in paragraph d) above, subject to the terms hereof, thus, the subscription, delivery and fulfillment of this Contract, and its related documents, by THE COMPANY and THE SELLERS, have been authorized by means of the corporate resolutions necessary or others that, as the case may be, may be required. The obligations assumed hereunder by THE SELLERS are lawful, valid and obligatory.

II.   Mr. Guillermo Almazan Cueto declares that:

      a) He is a Mexican national, with domicile at Lago Como 262, colonia Anahuac, 11320, Mexico City, Federal District, and is registered at the Federal Taxpayers' Registry of the Secretariat of the Treasury and Public Credit under number AACG550806S81.

      b) He is the lawful and sole owner of 1 (one) share of common stock, registered, with par value of $1.00 (one peso 00/100, Mexican currency) (hereinafter, and jointly with the shares referred to in paragraph d) of item
I. of Statements hereof, "THE SHARES"), representing the capital stock of THE COMPANY.

      c) The stockholding described in paragraph b) above, is faithfully reflected on the Stock Ledger of THE COMPANY.

      d) THE SHARES are to date free from any encumbrance, burden and without any limitation of ownership whatsoever.

      e) He wishes to sell to THE PURCHASER, or to the person or entity to be designated for such purpose by THE PURCHASER, the share referred to in paragraph b) above, subject to the terms hereof, therefore, the subscription, delivery and fulfillment hereof, and of its related documents, by THE COMPANY and THE SELLERS, have been authorized by means of the corporate resolutions necessary or others required. The obligations assumed hereunder by THE SELLERS are lawful, valid and obligatory.
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III.  THE PURCHASER, through its representative declares, that:
      a) It is a legally organized business corporation in accordance with the laws of the United Mexican States, as evidenced with public document 17,252 of March 27, 1953, executed by Mr. Francisco Vazquez Perez, then
Notary Public 74 of the Federal District, first testimony of which was registered at Public Registry of Property and Commerce of the Federal District under entry 297, page 312 of volume 312, Book Third, and is registered at the Federal Taxpayers' Registry of the Secretariat of the Treasury and Public Credit under number DTM-841018-E5A.

      b) Its representative, Mr. Diego Cespedes Creixell, is duly empowered to subscribe this contract, powers which have not been revoked, limited or modified in any way whatsoever, as evidenced in public document 25,585 of September 25, 1996, executed by Mr. Carlos Alejandro Duran Loera, Notary Public 11 of the Federal District, first testimony of which was registered at the Public Registry of Property and Commerce of Tlalnepantla, State of Mexico, under entry 471, volume 32 of Book First of Commerce of Tlalnepantla on September 26, 1996.

      c) In accordance with its corporate purpose, Dixon Ticonderoga de Mexico, S.A. de C.V., is empowered to assume each and every one of the obligations contained in this document.

      d) It wishes to purchase from THE SELLERS all THE SHARES representing all the capital stock of THE COMPANY.

      In virtue of the preceding Statements, the parties execute the following:

C L A U S E S

FIRST.- THE SELLERS hereby sell to THE PURCHASER all THE SHARES and THE PURCHASER acquires the legal holding of THE SHARES, without any encumbrance, burden or limitation of ownership.

SECOND.- The selling price of THE SHARES purpose hereof, is the amount of MEX.CY. $19,330,000.00 (nineteen million three hundred and thirty thousand pesos 00/100, Mexican currency), which THE PURCHASER pays to
THE SELLERS as follows:
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      a)   The PURCHASER delivers the amount of MEX.CY. $11,830,000.00
(eleven million eight hundred and thirty thousand pesos 00/100, Mexican currency) on the date of signature of this Contract, provided that on said date THE SELLERS might have already evidenced to THE PURCHASER the contracting of the bond described in clause thirteenth of this Contract and precisely under the terms established in detail in said clause; otherwise, the amount referred to in this paragraph will be delivered to THE SELLERS until the date the condition in question is fulfilled.

      b)   THE PURCHASER will deliver the balance of the price of THE
SHARES, that is, the amount of MEX.CY.$7,500,000.00 (seven million five hundred thousand pesos 00/100 Mexican currency), on the date it is fully evidenced to THE PURCHASER that each and every one of the trademarks related to and used by THE COMPANY, referred to in clause ninth of this Contract, have been legally transferred and duly registered in the name of THE COMPANY before the competent authorities, referred to in clause ninth.
In the event that to the date of signature of this Contract the aforementioned situation might have already been evidenced to THE PURCHASER, the amount established in this paragraph will be precisely delivered on said date.

      THE SELLERS grant THE PURCHASER the fullest receipt applicable in accordance with the law for the concept of the amount agreed as price of THE SHARES.

THIRD.- THE SELLERS hereby deliver to THE PURCHASER and this receives
i) Stock Certificates numbers 1 and 2, covering 2,499,999 (two million four hundred ninety nine thousand nine hundred and ninety nine) shares representing the fixed part of the capital stock of THE COMPANY and 22,500,000 (twenty two million five hundred thousand) shares representing the variable part of the capital stock of THE COMPANY, respectively, issued in favor of Grupo Ifam, S.A. de C.V., duly endorsed transferring title in favor of THE PURCHASER; and ii) Stock Certificate number 3, covering 1
(one) share representing the fixed part of the capital stock of THE COMPANY, issued in favor of Mr. Guillermo Almazan Cueto, which, as instructed by THE PURCHASER, is endorsed transferring title in favor of Mr. Gino N. Pala.

      THE PURCHASER grants the corresponding receipt to THE SELLERS for the concept of delivery of the stock certificates covering all the shares representing all the capital stock of THE COMPANY.

FOURTH.- From the date of signature hereof, all the rights granted and resulting from THE SHARES, will be already exclusively exercised by THE PURCHASER.
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FIFTH.- THE SELLERS in terms of this clause, state under oath to tell the truth, assure and guaranty to THE PURCHASER that:

a)    They are the lawful and sole holders of THE SHARES.

b) To the date hereof they are not aware of any contract or agreement, either written or verbal, involving THE SHARES, and there is no reserve orlimitation whatsoever, limiting their transfer, being unnecessary any authorization whatsoever for the entry into hereof, and that:

(i) Exhibit "A" of this Contract, lists each agreement (either written or verbal, including all the modifications thereto) of which THE COMPANY is beneficiary or party to, or in virtue of which THE COMPANY or any of its assets are obliged (jointly, the "Significant Agreements"), including without limitation (A) any rent of real estate; (B) any agreement which may be important for the business, operations or expectations of THE COMPANY; (C) any agreement which may be used as evidence, guaranty or link regarding debts of THE COMPANY; (D) any lease of capital or operations, or conditional sale agreements related to the vehicles, equipment or the goods of THE COMPANY; (E) any supply or manufacture contract or agreement in virtue of which THE
      COMPANY may be entitled to, or may have the obligation to require assets from a third party; and, (F) any agreement implying a benefit for any stockholder, member of the Board of Directors, officer or employee of THE COMPANY, or of any affiliate or family member of said person.

(ii)  THE SELLERS have delivered to THE PURCHASER copy of each
      Significant Agreement. Except for the assumptions described in Exhibit "A", to the best of their knowledge and belief each Significant
      Agreement is valid, has a compulsory nature and is in full force and effect, exceptionable in accordance with its terms; (B) THE COMPANY has complied with all its obligations in virtue of each Significant Agreement, there being no breach or infringement (or any event which may become breach or infringement upon being notified or upon elapsing a certain time); (C) no rescission or notice of breach that they may be aware of has occurred, as well as neither any rescission has been threatened, in virtue of any Significant Agreement; and, (D) no consent from anyone is required in relation to the transactions contemplated herein in order to preserve the rights of THE COMPANY in virtue of any Significant Agreement, or else to prevent that any disadvantage for THE COMPANY may occur regarding any Significant Agreement.
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c)    THE COMPANY issuing THE SHARES is a duly organized business corporation in accordance with the laws of the United Mexican States, in terms of public document 219 of March 8, 1947, granted by Mr. Pedro Martinez
Arroyo, then Notary Public 131 of the Federal District, first testimony of which was registered at the Public Registry of Commerce of the Federal District, under number 151, folio 129, volume 227, book third, Commerce Section. THE COMPANY does not have, either directly or indirectly, any interest or investment in other stock companies, corporations of individuals, subsidiaries, government entities or other entities, hereinafter "Individual".

d) THE COMPANY is duly authorized, qualified or has the permits necessary to perform business in Mexico or abroad or in other jurisdiction where its assets are located or elsewhere in which the performance of their current businesses or operations may require said consent.

e) The sale of THE SHARES purpose hereof, does not create conflict, nor implies any infraction whatsoever of any provision, permit, bylaws, agreement, laws or regulations that THE COMPANY may be party to, or regarding which it may be obliged.

f) The sale of THE SHARES does not release third parties from the obligations they might have with THE COMPANY, nor will entitle them to rescind or to the expiration in advance of any obligation in force; nor to increase the responsibilities or obligations by THE COMPANY by virtue of agreements, bylaws, laws, regulations, permits it may be obliged or party to.

g) The audited financial statements of THE COMPANY as of September 30, 1997, prepared by the Accounting Firm Salles, Sainz y Compania, S.C. (hereinafter the "Financial Statements") show the financial situation of THE COMPANY to the aforementioned date and the results of its operations in the period specified therein, in accordance with Generally Accepted Accounting Principles (GAAP). The Financial Statements do not contain any extraordinary or special entry, except as expressly indicated therein. The Financial Statements have been prepared based on the books and records of THE
COMPANY, and in accordance with Generally Accepted Accounting Principles, which show in an accurate and adjusted manner all the transactions, acquisitions and sales of assets and assumption of liabilities by THE COMPANY.

h) THE COMPANY does not have any direct or indirect debt, obligation or liability, of any nature whatsoever, either absolute or conditions, accrued or not, known or unknown, confirmed or not, or else of any other kind, regardless of the
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fact that it might be payable in the present or in the future (jointly known as
"Liabilities"), except for (i) liabilities specifically shown in the Financial Statements and (ii) obligations that must be complied with in the ordinary course of its business after the date of the Financial Statements.

i) From the date of the Financial Statements and except as specifically contemplated herein, to the best of the knowledge of THE COMPANY and THE SELLERS (a) no material adverse change in the financial situation or other has occurred, in its results of operations, businesses, perspectives, assets or liabilities of THE COMPANY or in relation to the manner in which it performs its business or operations; (b) no payment or transfer of assets (including without limitation any dividends, repurchase or shares or other distributions or amortizations of debt) to any stockholder or to his respective affiliates;
(c) no breach or infringement (or events that would become breach or infringement), rescission or threat of rescission in virtue of any Significant Agreement; (d) no theft, data, destruction, loss due to accident, expropriation or proceeding of material affectation that may have an effect on the goods of THE COMPANY, except in the ordinary course of business of its activities and which might be consequent to its preceding practices; (e) no sale, transfer of the assets of THE COMPANY, except for the ordinary course of its activities (f) no waiver to rights by THE COMPANY in relation to the business thereof, its operations or assets, except in the ordinary course of its activities; or (g) no other transaction, agreement or commitment entered into by THE COMPANY or THE SELLERS, except in the ordinary course of their activities and which might be consequent to their former practices.

j) To the best of the knowledge of THE SELLERS, all the returns, notices and reports of federal, state, municipal or other taxes (including without limitation income-tax returns, real-estate, sales, usufruct, franchise, withholding and social security reports) directly or indirectly related to transactions with THE COMPANY, have been duly and promptly prepared and filed; likewise, all taxes payable in relation to the fiscal years covering said statements have been paid in due time. No tax deficiencies whatsoever have been proposed or evaluated against THE COMPANY and this has not subscribed any waiver to the prescription terms related to the determination or collection of any tax whatsoever. To the best of the knowledge of THE
COMPANY and of THE SELLERS, no pending matters are registered or tax audits, actions, lawsuits, proceedings, researches or claims have been filed or performed; likewise, treasury authorities have not established any (currently pending) problems or clarifications in relation to tax returns or reports of THE COMPANY. THE COMPANY has withheld or collected from each payment it made to its employees, all the taxes which should have been withheld or collected from them, having likewise fully paid said taxes to the corresponding tax officers or to
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
the authorized depositors. Neither THE SELLERS nor THE COMPANY have granted or received requests to the effect of granting waivers or extensions (nor either is subject to waivers or extensions granted by other Individuals) to the prescription terms related to the payment of taxes of THE COMPANY or which corresponded to it.

k) Except those matters mentioned in Exhibit "B", no pending matters are registered, to the best of the knowledge of THE SELLERS, as well as lawsuits, administrative proceedings or revisions, formal or informal complaints or investigations by Individuals, against or else related to THE COMPANY or with the members of its Board of Directors, employees or agents (in their capacity as such), or else to which the assets of THE COMPANY may be subject to. THE COMPANY is not liable or obliged in virtue of judgments, orders, court orders, restraining orders or acts which may be presently in force.

l) THE COMPANY, to the best of its knowledge, presently complies and has always complied with all the bylaws, laws, regulations, acts, orders, rules or regulations declared or issued by government entities or authorities, being identical the case as to the use, operation and maintenance of its assets; likewise, THE COMPANY and its assets, and the use, operation or maintenance thereof, have never infringed or opposed any of the preceding items. All the above with the exception of infringements that would not have material adverse effect on THE COMPANY or its assets.

m) THE COMPANY, to the best of its knowledge, has and has obtained from each corresponding government entity, all the rights, titles and interests related to permits, licenses, authorizations, approvals, quality certifications, franchises and rights (known as "Permit" in singular and "Permits" in plural) issued by government entities or authorities and which might be necessary to perform its business. To the best of the knowledge of THE COMPANY and of THE SELLERS, NO loss or expiration of any Permit whatsoever IS PENDING, nor executable, except in the case of expiration adjusted to the terms of said Permits and which might be renewed in the ordinary course of business without expiration.

n) Exhibit "C" hereof includes a complete list of all the employees presently working for THE COMPANY, including date of employment, present position and compensation and, likewise, the date and sum of the last increase and compensation. The materialization of the transactions contemplated herein and its exhibits will not accelerate the term of payment or will increase the compensation to be owed to any members of the Board of Directors, officers or
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
employees (present or former) of THE COMPANY. THE COMPANY has subscribe a collective negotiation agreement with the Union of Workers of Chemicals and Related Industries of the Federal District, Section 4 CTM. THE COMPANY has never suffered a strike, labor problems, interruption of activities, work or other interference which may damage the business of THE COMPANY and likewise, neither THE COMPANY nor THE SELLERS are aware of, or have reasonable causes to know the bases on which said events might occur. THE COMPANY has covered and caused due compliance with all the salaries, premiums, fees and other benefits it is obliged to before the employees and the corresponding authorities.

o) Exhibit "D" hereof includes a complete list of all the real estate presently belonging to THE COMPANY, of which it has evidentiary documents of its ownership; (ii) all the real estate presently leased or used by THE COMPANY; (iii) each asset of THE COMPANY accounting value or fair market value of which may exceed the amount of MEX.CY.$20,000.00 (twenty thousand pesos 00/100, Mexican currency). THE COMPANY has valid and sufficient title on all its assets, including without limitation the assets described in the aforementioned exhibit, except those shown in the Financial Statements and all those used by THE COMPANY in the exploitation of its line of business and all those assets belonging to it free from any encumbrance or limitation of ownership, except for the encumbrances or limitations of ownership listed in Exhibit "E" and those guarantying liabilities of THE COMPANY, shown in the Financial Statements, hereinafter THE ASSETS.

p) All the facilities, machinery, equipment, accessories, vehicles and other goods belonging, rented to, or used by THE COMPANY are in good state of use and operation, except for the normal wear and tear and, likewise, they are adequate and useful for their corresponding purposes and it is not probable that they might require of considerable readaptings and repairs in the near future; likewise, they are adequate and sufficient for the business of THE COMPANY and they comply with all the laws, rules and regulations applicable, except in case that they might not have a material adverse effect on THE COMPANY and its assets. THE COMPANY keeps policies issued by insurance companies of guarantied responsibility, covering its assets and businesses against losses and risks. Said insurance policies fully protect THE COMPANY.

      To the best of the knowledge and belief of THE SELLERS, THE
COMPANY is not aware that its officers, members of the Board of Directors, employees, agents or other representatives or, to the best of the knowledge of THE COMPANY and of THE SELLERS, no other Individual with which THE
COMPANY is or has been linked or associated to, has directly or indirectly made
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or authorized any payment, contribution or gift of money, goods or services, based on or infringing the corresponding legislation (a) as a manner of corruption or bribe to any Individual or (b) to a political organization, or to the holder or aspirant to any public position through vote or designation, except for personal political contributions not involving the direct or indirect use of funds of THE COMPANY. THE COMPANY to the best of its knowledge and belief, has not infringed any federal or state antitrust bylaw, rule or regulation, including without limitation those related to unfair competition, establishment of prices, handling of auctions, etc.

q) THE SELLERS have disclosed to THE PURCHASER all the facts and information that, to the best of their knowledge and belief and regarding which they may be aware of, will be significant for the acquisition of THE SHARES. Neither THE COMPANY nor THE SELLERS have received evaluations, reports or other similar information in relation to the value or situation of THE COMPANY or of its assets which THE COMPANY might have not been provided with. The statements, guaranties and representations made in virtue hereof (including the Exhibits thereof) are true, full and correct in all their material aspects and do not contain any false statement regarding material facts, and neither fail to include important and necessary facts which may be to the knowledge of THE COMPANY so that said statements, guaranties or representations may not lead to error in accordance with the circumstances in which they are made. Neither THE COMPANY nor THE SELLERS have information or knowledge or changes on any judicial or administrative action, which might have a material adverse effect on the business or THE ASSETS of THE COMPANY, or on their value.

r) THE SELLERS, on their own behalf and on behalf of their respective, heirs, receivers, administrators, successors and assigns, hereby grant the fullest, broadest and most unconditional waiver to THE COMPANY, and to its respective employees, officers, members of the Board of Directors, successors and assigns, regarding each and every claim, lawsuits, losses, costs, expenses (including reasonable legal fees and expenses), obligations, responsibilities and damages of any kind and nature, either that existed or were known or not, and related in any direct or indirect way to THE
COMPANY and that THE SELLERS might claim in the present or future.

s) THE SELLERS recognize and accept that all the lists of real or potential clients and the lists of marketing, sales data, intellectual property, reserved information, trademarks related to or used by THE COMPANY, formulas and preparation processes of products manufactured by THE COMPANY and trade and industrial secrets of THE COMPANY (hereinafter and for all the purposes
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
hereof will be jointly identified as the "Confidential Information") are valuable, special and unique assets, solely and exclusively belonging to THE COMPANY and duly registered before the corresponding authorities and registries. Consequently, THE SELLERS hereby accept and agree to treat the Confidential Information as such and not to disclose it to any individual or entity, or to use it for their benefit, either direct or indirect, nor for the benefit of their respective employees, advisors, consultants, stockholders, affiliates or subsidiaries, or of any other individual or entity, except and exclusively for THE PURCHASER and THE COMPANY.

SIXTH.-    THE SELLERS assure and guaranty that THE COMPANY has
owned and used THE ASSETS, always in accordance with the laws and provisions applicable in environmental matters, and it has not infringed any provision whatsoever; consequently:

a) THE COMPANY has neither used THE ASSETS, nor allowed their use, to create, generate, refine, produce, transfer, dispose of or process polluting substances, which may not be in accordance with the Law.

b) Neither THE COMPANY nor THE SELLERS are, nor have been, subject to any proceeding derived from infringements to legal provisions in environmental matters except for those contained in Exhibit "F", and THE ASSETS are not involved in any process whatsoever by virtue of which, they may be related to the existence of hazardous materials in the real estate occupied by THE COMPANY.

c) THE SELLERS and THE COMPANY ignore, and they do not have reasons to know either, of summons of a civil or criminal nature, derived from (i) the presence of hazardous materials in the real estate occupied by THE COMPANY, or in THE ASSETS themselves; and, (ii) infringements to the legal provisions in environmental matters.

d) The authorizations and permits in environmental matters granted to THE COMPANY, and that THE PURCHASER has been provided with, are to the best of its knowledge and belief, all the permits necessary for the operation of the company, including the machines, equipment and all those matters becoming part of THE ASSETS. Said authorizations and permits remain in force to date and there are no pending infringements, proceedings or warnings revoking or limiting them.
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e)    Any toxic substance located in the real estate which is part of THE
ASSETS and used by THE COMPANY, or in THE ASSETS themselves in general, has been treated and taken care of in accordance with the laws on the matter.

f) THE COMPANY is neither waiting for any proceeding whatsoever, nor has knowledge of the existence of investigations or processes, which they might be party to, related to environmental pollution or hazardous materials, which may give as result acts infringing the law in environmental matters.

g) THE COMPANY has kept its records and authorizations in environmental matters updated in terms of the law, and regarding the audits which may have been practiced, the results were favorable to THE COMPANY.

h) THE COMPANY does not have knowledge that there might be subterranean tanks with hazardous materials in THE ASSETS, or in the real estate used or rented by THE COMPANY, which might imply infringements to the Law.

SEVENTH.- All the statements, indemnities and guaranties which are made and granted herein, will subsist upon the subscription and delivery thereof and, likewise, upon the materialization of the transactions contemplated herein, not resulting affected by any notice, investigation or knowledge otherwise. All the affirmations expressed in the exhibits or other documents delivered in relation hereto or the transactions contemplated herein, will become statements and guaranties in virtue hereof.

EIGHTH.- THE SELLERS confirm and guaranty to THE PURCHASER that the assets of Grupo Ifam, S.A. de C.V. and of Inversiones Fambes, S.A. de C.V., which were disclosed to THE PURCHASER are already part of the assets of THE COMPANY, which are identified in Exhibit "G" hereof.

THE PURCHASER agrees before THE SELLERS to cover the present liability by THE COMPANY for the concept of purchase of the assets itemized in Exhibit "G", amounting to the sum of MEX.CY.$7,836,187.13 (seven million eight hundred and thirty six thousand one hundred and eighty seven pesos 13/100, Mexican currency) (plus the corresponding value-added tax) precisely on the date of signature hereof.

NINTH.- THE SELLERS confirm and guaranty to THE PURCHASER that each and all of the trademarks and Confidential Information that were disclosed to the PURCHASER as used by or related to the business of THE COMPANY
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
are being part, or are in process of being part, of the assets of THE COMPANY and belong exclusively to THE COMPANY due to the fact that same are legally and duly recorded, or are in process of that, before the corresponding authorities, solely and exclusively in favor of THE COMPANY, and free of any encumbrances . In the event that upon the execution of this agreement the trademarks used by or related to the business of THE
COMPANY have not been recorded legally and duly in favor of THE COMPANY before the corresponding authorities, THE SELLERS are hereby obligated to carry out and to conclude any procedure or act that may be required for such purposes, as well as to grant in favor of the corresponding person or entity the necessary powers of attorney to proceed with the legal registry of the trademarks in favor of THE COMPANY before the authorities and countries that may be necessary.

TENTH.- THE PURCHASER will cause THE COMPANY to pay those liabilities of THE COMPANY in favor of Grupo Ifam, S.A. de C.V. and Inversiones
Fambes, S.A. de C.V., contemplated in the Financial Statements, in the total amount of $7,499,105.00 Mex. Cy. (seven million four hundred ninety nine thousand one hundred and five pesos 00/100, Mexican currency), within a period not to exceed forty-five calendar days following the date of this agreement, subject to the condition precedent that in this date THE SELLERS have already provided to THE PURCHARSER the non-competition agreement duly executed by each and all of the current shareholders of Grupo Ifam, S.A. de C.V. in accordance with paragraph fifth of clause fifteenth below.

In order to guarantee the payment of the amount described in the preceding paragraph, THE PURCHASER subscribes in this date, and delivers same to THE SELLERS, a non-negotiable promissory note in favor of THE SELLERS in the amount of $7,499,105.00 Mex. Cy. (seven million four hundred ninety nine thousand one hundred and five pesos 00/100, Mexican currency), which will not accrue any interest, and will be exchange against the payment of such amount which THE PURCHASER will make to THE SELLERS in accordance with the preceding paragraph but subject to the condition precedent described therein.

ELEVENTH.- THE PURCHASER declares that in virtue of the debts of THE COMPANY in favor of the Woodforest National Bank, contemplated in the Financial Statements, in the amount of $300,000.00 U.S. dollars (three hundred thousand dollars 00/100, currency of the United States of America), it will initiate with such institution a procedure to substitute the guarantees or, if THE PURCHASERS considers it advisable, will pay the credits in order to release the guarantees and encumbrances granted, within a period not to exceed forty-five calendar days following the date of this agreement.

Likewise, THE PURCHASER declares that in virtue of the debts of THE
COMPANY in favor of the Integra Bank N.V., contemplated in the Financial Statements, in the amount of $380,000.00 U.S. dollars (three hundred and eighty thousand dollars 00/100, currency of the United States of America), it will initiate with such institution a procedure to substitute the guarantees or, if THE PURCHASERS considers it advisable, will pay the credits in order to release the guarantees and encumbrances granted, within a period not to exceed forty-five calendar days following the date of this agreement.

TWELFTH.- THE SELLERS confirm and guarantee to THE PURCHASER that upon the execution of this agreement every and all of the members of the Board of Directors, Executive Committee, if any, and attorneys-in-fact of THE COMPANY, designated or appointed prior to the date of this agreement, have resigned to their corresponding positions and faculties granted to THE COMPANY the broadest release as may be necessary in accordance with the law.

THIRTEENTH.- THE SELLERS confirm and guaranty to THE PURCHASER that upon the consummation of this agreement they have granted a bond to THE PURCHASER , with the bonding institution Afianzadora Insurgentes, whose costs and expenses will be paid by THE SELLERS, for an amount equal approximately to 20% of the share purchase price described in clause second above, that is, in the amount of $3,880,000.00 Mex. Cy. (three million eight hundred and eighty thousand pesos 00/100, Mexican currency), and with a duration of five years from the date of its issuance, in order to guaranty any tax, social security, labor or other contingent liabilities existing in THE COMPANY for acts carried out prior to October 1st, 1997, which have not been revealed to THE PURCHASER in the Financial Statements, but excluding any liability derived as a consequence of devolution of inventories for non-compliance with the terms of the Mexican Norm NOM-050-SCFI-1994. THE
SELLERS confirm to THE PURCHASER that the bond will remain in force even in the case of any extension, release or stay, and may only be canceled by express written authorization of the Director General of Dixon Ticonderoga de Mexico, S.A. de C.V., and the sum which is the object of the bond will not be reduced during the duration of the bond.


FOURTEENTH.-     THE SELLERS agree that they shall be responsible for, and
indemnify THE PURCHASER, and its directors, officers, employees, consultants or advisors, but exclusively with the bond patrimony described in the clause thirteenth above, against any cost, loss, damage, actions, complaints incurred by THE PURCHASER as a result, of derived from, any tax, social security, labor or other contingent liabilities existing in THE COMPANY for acts carried out prior to October 1st, 1997, which have not been revealed to THE PURCHASER in the Financial Statements, but excluding any liability derived as a consequence of devolution of inventories for non-compliance with the terms of the Mexican Norm NOM-050-SCFI-1994.

a) THE PURCHASER agrees to notify THE SELLERS promptly and in writing when it has knowledge of any claim or the initiation of any procedure, action, or claim against it, as a result of which THE PURCHASER may be affected or it has to be indemnify in terms of this agreement against the bond, as a result of acts occurred for transactions carried out prior to October 1st, 1997.

b) THE SELLERS may participate in the defense of any procedure, in which case THE PURCHASER shall not be responsible before third parties of the expenses incurred by THE SELLERS.

c) The parties may cooperate in the defense, including within such cooperation the delivery by THE PURCHASER of the registries, documents and relevant information for the defense of the claim and may give one or more employees available to THE SELLERS for such purposes. In any case, THE PURCHASER shall not admit responsibility in any manner whatsoever with respect to such claim and shall not take any resolution without the prior approval in writing from THE SELLERS.

d) THE SELLERS shall not be responsible with respect to THE PURCHASER of any negotiation or settlement carried out with their prior and written approval, with respect to any claim, legal procedure or trial related to any of the indemnification provided for herein. THE SELLERS shall not hold their approval without justified cause.

e) Notwithstanding the foregoing , in the case of any claim from third parties as a result of transactions carried out prior to October 1st, 1997, by which THE PURCHASER, acting in good faith and in reasonable manner and in accordance with the commercial practice, is requested by law or by the competent courts with respect to (a) claims of third parties related to products and services provided by the business, or (b) claims made by third parties which may put in risk the normal operations of the business, and with the purpose of avoid damage the relations between THE PURCHASER and the customer, or in order to maintain the rights of THE SELLERS under this agreement, THE PURCHASER may deliver to the third party, with prior approval in writing from THE SELLERS, the payment derives from such client before the conclusion of the legal procedures. In the foregoing case, THE PURCHASER may pay and

THE SELLERS shall reimburse to THE PURCHASER such payment but exclusively with charge to the patrimony of the bond.

FIFTEENTH.- THE SELLERS and THE PURCHASER agree and acknowledge that as a consequence of the economical benefit that THE
SELLERS, and indirectly their corresponding shareholders, obtain as a result of the sale of THE SHARES to THE PURCHASER, during the term of 5 (five) years following the execution of this agreement, Mr. Guillermo Almazan Cueto, Grupo Ifam, S.A. de C.V. and all of the individuals shareholders of each of them, shall not compete, directly or indirectly, under any circumstance, with THE COMPANY or with THE PURCHASER, or their subsidiaries or affiliates, in regard to the elaboration, manufacture, sale, importation and/or exportation of products such as those produced, elaborated, manufactured, sold, imported and/or exported by THE COMPANY.

The aforesaid non-competition obligation shall extend also to those who in the future may acquire a participation or a interest in the corporate capital of Grupo Ifam, S.A. de C.V. or its affiliates or subsidiaries. Therefore, said company shall be responsible for establishing as a requirement for the acquisition of shares issued by them, the express acceptance of the interested party in regard to the aforesaid non-competition agreement.

Any person or entity bound by this non-competition agreement shall not participate as an owner, partner, shareholders, director, employee, consultant of advisor to an entity that competes, directly or indirectly, with THE COMPANY or with THE PURCHASER, and their subsidiaries or affiliates, in regard to the elaboration, manufacture, sale, importation and/or exportation of products such as those produced, elaborated, manufactured, sold, imported and/or exported by THE COMPANY.

THE SELLERS agree that they shall be responsible for, and indemnify THE PURCHASER against any loss or damage incurred by THE COMPANY or by THE PURCHASER as a result of any acts of competition in violation of the terms of this clause which are undertaken by Grupo Ifam, S.A. de C.V., directly or indirectly, or by their shareholders or by any other person who becomes their shareholder, director or consultant of them.

The current shareholders of Grupo Ifam, S.A. de C.V. will sign, within a period not to exceed forty-five calendar days following the date of this agreement, and in order to be entitled to receive the payment referred to in clause tenth hereby, the non-competition agreement, which is attached hereto as Exhibit "H", becoming integrating part hereof for all the legal effects applicable, in order to evidence that each of them is obligated by the non-competition agreement described in this clause fifteenth.

The parties acknowledge that the foregoing restrictions are reasonably and necessary for the protection of the business and goodwill of THE COMPANY. The parties further acknowledge that any violation of the foregoing restrictions is likely to cost THE COMPANY and/or THE PURCHASER substantial and irreparable harm. Accordingly, the parties agree that THE COMPANY and THE PURCHASER shall be entitled to specific performance and injunctive relief, in addition to such other remedies as may be available.

SIXTEENTH.- For all the matters related hereto the parties state as their domiciles the following:

      THE PURCHASER:

      Dixon Ticonderoga de Mexico, S.A. de C.V.
      Via Gustavo Baz No. 3826
      Fracc. Industrial San Nicolas
      54033 Tlalnepantla, Estado de Mexico.

      Attention: The Director General

      THE SELLERS:

      Grupo Ifam, S.A. de C.V.
      and Mr. Guillermo Almazan Cueto
      Lago Como 262
      Col. Anahuac
      11320 Distrito Federal, Mexico.

      Any notice, summons or request in accordance herewith will be given in writing and will be personally delivered by certified air mail with acknowledgment of receipt or by courier service with acknowledgment of receipt. The notices will be given to any of the parties to the domiciles established above.

Any change of domicile must be notified by means of a brief, as established herein, from one party to the other, with a (30) thirty calendar days notice.

SEVENTEENTH.-    The parties expressly agree that this Contract completely
replaces, and leaves null and void, each and every one of the documents, negotiations, correspondence, understandings and/or agreements, either verbal or written, subscribed or negotiated among the parties, or among their representatives, previously to the date hereof with respect to, or related to, the purpose hereof. This Contract and the agreements and exhibits thereto contemplated in the body hereto are the sole and total understanding between the parties regarding the terms and conditions of their relationship. This Contract will be obligatory and will be in favor of each of the parties and their respectively authorized successors and assigns, in the understanding that none of the parties may assign this Contract, either totally or partially, without the previous consent in writing of the other party.

EIGHTEENTH.- The parties agree that their rights and obligations hereunder will be ruled by the applicable laws of the United Mexican States, particularly those applicable in Mexico City, Federal District. For all those matters related to the interpretation an compliance herewith, the parties expressly submit to the jurisdiction of the competent courts of Mexico City, Federal District, waiving their rights to any other jurisdiction which might correspond to them in virtue of their present or future domiciles.

NINETEENTH.-     The parties agree to execute and deliver subsequently to
the date of signature hereof, any other document which may allow to cause full and proper compliance with the obligations deriving hereof.

Once having the parties learned about the scope and content hereof, they sign it in agreement with each and every one of its parts, in triplicate, in Mexico City, Federal District, on December 12,1997.

DIXON TICONDEROGA DE MEXICO,          GUILLERMO ALMAZAN CUETO
S.A. DE C.V.



_______(Signature)                    ________(Signature)

By: Diego Cespedes Creixell

Grupo Ifam, S.A. de C.V.



_______(Signature)
By: Ramon E. Beteta De Cou



_______(Signature)
By: Bernd Ulrich Klinckwort